Exhibit 99.1

GENCOR RELEASES SECOND QUARTER FISCAL 2024 RESULTS

May 10, 2024 (PRIME NEWSWIRE) - Gencor Industries, Inc. (the “Company” or “Gencor”) (NYSE American LLC: GENC) announced today net revenues increased 33.4% to $40,676,000 for the quarter ended March 31, 2024 compared with $30,501,000 for the quarter ended March 31, 2023. Gross profit margins for the quarter ended March 31, 2024 were 30.3% compared with 29.8% for the quarter ended March 31, 2023 on improved absorption on increased production and favorable price realization.

Product engineering and development expenses increased $19,000 to $893,000 for the quarter ended March 31, 2024, as compared to $874,000 for the quarter ended March 31, 2023. Selling, general and administrative (“SG&A”) expenses increased $1,295,000 to $4,357,000 for the quarter ended March 31, 2024, compared to $3,062,000 for the quarter ended March 31, 2023. The increase in SG&A expenses was primarily due to increased trade show expenses, professional fees and commissions on higher sales.

Operating income increased 37.0% or $1,911,000 from $5,161,000 for the quarter ended March 31, 2023 to $7,072,000 for the quarter ended March 31, 2024, on significantly higher net revenue.

For the quarter ended March 31, 2024, the Company had net non-operating income of $1,008,000 compared to $1,257,000 for the quarter ended March 31, 2023. The decrease was primarily due to a decrease in gains on marketable securities as the Company sold most of its equities in January 2023. Interest and dividend income, net of fees, was $803,000 in the quarter ended March 31, 2024 as compared to $565,000 in the quarter ended March 31, 2023. The increase was primarily due to higher rates earned on cash and fixed income investments. The net realized and unrealized gains on marketable securities were $205,000 for the quarter ended March 31, 2024 compared to $692,000 for the quarter ended March 31, 2023.

The effective income tax rates for the quarters ended March 31, 2024 and March 31, 2023, were 23.0% and 24.1%, respectively, based on the expected annual effective income tax rate.

Net income for the quarter ended March 31, 2024 increased 27.7% to $6,222,000, or $0.42 basic and diluted earnings per share, from $4,873,000, or $0.33 basic and diluted earnings per share, for the quarter ended March 31, 2023. The improved net income and earnings per share resulted primarily from the increased net revenue.

For the six months ended March 31, 2024 the Company had net revenue of $66,694,000 and net income of $10,548,000 ($0.72 per diluted share) versus net revenue of $56,327,000 and net income of $8,349,000 ($0.57 per diluted share) for the six months ended March 31, 2023.

At March 31, 2024, the Company had $117,107,000 of cash and marketable securities compared to $101,283,000 at September 30, 2023. Net working capital was $176,523,000 at March 31, 2024. The Company had no short-term or long-term debt outstanding at March 31, 2024.

The Company’s backlog was $50.4 million at March 31, 2024 compared to $37.4 million at March 31, 2023.

Marc Elliott, Gencor’s President, commented, “Second quarter results were strong across the board, further demonstrating our successful strategy centered on top-line growth and solid margin performance. During the quarter, we continued to see healthy demand for our equipment despite the high-interest rate environment. Our backlog of $50.4 million is 34.8% higher than the prior year. It represents continued optimism from highway contractors that the Federal government and many states continue to focus on investing in America’s infrastructure.

I am also pleased to report that Gencor had a strong showing at the World of Asphalt show in March, with higher-than-normal attendance, which portends continued industry confidence via the Infrastructure Investment and Jobs Act. We remain well-positioned to capitalize on our success and new opportunities going forward.”

Gencor Industries, Inc. is a diversified heavy machinery manufacturer for the production of highway construction materials and equipment and environmental control machinery and equipment used in a variety of applications.

GENCOR INDUSTRIES, INC. Condensed Consolidated Income Statements (Unaudited)
	For the Quarters Ended March 31,		For the Six Months Ended March 31,
	2024	2023	2024	2023
Net revenue	$40,676,000	$30,501,000	$66,694,000	$56,327,000
Cost of goods sold	28,354,000	21,404,000	46,838,000	41,415,000

Gross profit	12,322,000	9,097,000	19,856,000	14,912,000
Operating expenses:
Product engineering and development	893,000	874,000	1,694,000	1,771,000
Selling, general and administrative	4,357,000	3,062,000	7,707,000	5,861,000

Total operating expenses	5,250,000	3,936,000	9,401,000	7,632,000

Operating income	7,072,000	5,161,000	10,455,000	7,280,000
Other income (expense), net:
Interest and dividend income, net of fees	803,000	565,000	1,519,000	1,058,000
Net realized and unrealized gains (losses) on marketable securities	205,000	692,000	1,724,000	2,654,000

Total other income (expense), net	1,008,000	1,257,000	3,243,000	3,712,000

Income before income tax expense	8,080,000	6,418,000	13,698,000	10,992,000
Income tax expense	1,858,000	1,545,000	3,150,000	2,643,000

Net income	$6,222,000	$4,873,000	$10,548,000	$8,349,000

Net income per common share – basic and diluted	$0.42	$0.33	$0.72	$0.57

GENCOR INDUSTRIES, INC. Condensed Consolidated Balance Sheets (Unaudited)
ASSETS	March 31, 2024	September 30, 2023
Current assets:
Cash and cash equivalents	$30,213,000	$17,031,000
Marketable securities at fair value (cost of $87,006,000 at March 31, 2024 and $85,514,000 at September 30, 2023)	86,894,000	84,252,000
Accounts receivable, less allowance for credit losses of $398,000 at March 31, 2024 and $545,000 at September 30, 2023	5,758,000	2,467,000
Costs and estimated earnings in excess of billings	2,469,000	1,508,000
Inventories, net	63,732,000	71,527,000
Prepaid expenses and other current assets	1,216,000	2,169,000

Total current assets	190,282,000	178,954,000

Property and equipment, net	12,296,000	13,246,000
Deferred and other income taxes	2,902,000	3,167,000
Other long-term assets	562,000	381,000

Total Assets	$206,042,000	$195,748,000

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,944,000	$3,269,000
Customer deposits	7,945,000	6,815,000
Accrued expenses	2,513,000	3,753,000
Current operating lease liabilities	357,000	328,000

Total current liabilities	13,759,000	14,165,000
Non-current operating lease liabilities	152,000	—

Total liabilities	13,911,000	14,165,000

Commitments and contingencies
Shareholders’ equity:
Preferred stock, par value $.10 per share; 300,000 shares authorized; none issued	—	—
Common stock, par value $.10 per share; 15,000,000 shares authorized; 12,338,845 shares issued and outstanding at March 31, 2024 and September 30, 2023	1,234,000	1,234,000
Class B Stock, par value $.10 per share; 6,000,000 shares authorized; 2,318,857 shares issued and outstanding at March 31, 2024 and September 30, 2023	232,000	232,000
Capital in excess of par value	12,590,000	12,590,000
Retained earnings	178,075,000	167,527,000

Total shareholders’ equity	192,131,000	181,583,000

Total Liabilities and Shareholders’ Equity	$206,042,000	$195,748,000

Caution Concerning Forward Looking Statements - This press release and our other communications and statements may contain certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including statements about the Company’s beliefs, plans, objectives, goals, expectations, estimates, projections and intentions. These statements are subject to significant risks and uncertainties and are subject to change based on various factors, many of which are beyond the Company’s control. Actual results may differ materially depending on a variety of important factors, including the financial condition of the Company’s customers, changes in the economic and competitive environments and demand for the Company’s products. In addition, the impact of the invasion by Russia into Ukraine and the conflict between Israel and Hamas, as well as actions taken by other countries, including the U.S., in response to such conflicts, could result in a disruption in our supply chain and higher costs of our products. The words “may,” “could,” “should,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “target,” “goal,” and similar expressions are intended to identify forward-looking statements.

For information concerning these factors and related matters, see the following sections of the Company’s Annual Report on Form 10-K for the year ended September 30, 2023: (a) Part I, Item 1A, “Risk Factors” and (b) Part II, Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations”. However, other factors besides those referenced could adversely affect the Company’s results, and you should not consider any such list of factors to be a complete set of all potential risks or uncertainties. Any forward-looking statements made by the Company herein speak as of the date of this press release. The Company does not undertake to update any forward-looking statements, except as required by law.

Unless the context otherwise indicates, all references in this press release to the “Company,” “Gencor,” “we,” “us,” or “our,” or similar words are to Gencor Industries, Inc. and its subsidiaries.

Contact: Eric Mellen, Chief Financial Officer

407-290-6000